As filed with the Securities and Exchange Commission on July        , 2006.

Registration No.- _______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERCURY INTERNET CORPORATION
(Exact name of registrant as specified in charter)

Nevada	7370	20-3153001
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification Number)

 10 East 53rd Street, 22nd Floor
New York, NY 10022
(212) 287-1552

(Address and telephone number of Registrant's principal executive offices)

William Greenberg
Chief Executive Officer
MERCURY INTERNET CORPORATION
10 East 53rd Street, 22nd Floor
New York, NY 10022
(212) 287-1552

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered:	Maximum Amount to be Registered (1)(2)(3):	Proposed Maximum Offering Price Per Share (2):	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee:
Class A Common Stock, Par Value, $0.001share	5,562,475	$.50	$2,781,238	$676.50

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

5,562,475 SHARES
MERCURY INTERNET CORPORATION
CLASS A COMMON STOCK

Mercury Internet Corporation, Inc., is offering, on a "best efforts" basis, up to 5,562,475 shares of $.001 par value common stock, at a price of $.50 per share, to be sold without any underwriting discounts, or other underwriting arrangements. Prior to this offering, there has been no public market for the common stock. The common stock is not listed on any national securities exchange or the Nasdaq Stock Market.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price to Public(1)(3)	Commissions & Discounts(1)(2)	Proceeds to Mercury Internet Corporation (2)
Per Share	$.50	$.05	$.45

Total Minimum	$25,000	$2,500	$22,500

Total Maximum	$2,000,000	$200,000	$1,800,000

1. We offer the securities for cash, payable when you subscribe. We will manage the offering and sell the shares with a maximum commissions.

2. Proceeds to Mercury Internet Corporation are shown before deducting offering expenses payable by us estimated at $60,000 for legal and accounting fees and printing costs.

3. Includes 1,562,475 shares of common stock sold by selling shareholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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Information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission on Form SB-2. These securities may not be sold nor may an offer to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
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SUBJECT TO COMPLETION, DATED July 21, 2006

5,562,475 SHARES OF CLASS A COMMON STOCK
MERCURY INTERNET CORPORATION

There is currently no public market for our common stock and our common is not currently traded. Upon this Offering being declared effective, we intend on seeking to have our common stock listed for quotation on the Over-The-Counter Bulletin Board.

This prospectus also relates to the resale from time to time by the selling stockholders identified in this prospectus of up to 1,562,475 shares of our Class A common stock based on current market prices. The selling stockholders may sell common stock from time to time on the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will receive no proceeds from the sale of our Class A common stock by the selling stockholders identified in this prospectus.

You should read this prospectus and any supplement carefully before you invest in our Class A common stock. This prospectus may not be used to make sales of our Class A common stock unless accompanied by a prospectus supplement. Investing in our common stock involves risks. See, “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July        , 2006.

The following table of contents has been designed to help you find important information contained in this prospectus.

PROSPECTUS SUMMARY

        This prospectus summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. For a more complete description of this offering, you should read this entire prospectus as well as the additional documents we refer to under the heading "Where To Find Additional Information."

OUR COMPANY

Founded in 2005, Mercury Internet Corporation (“MI” or the “Company”) is a developmental stage company that intends to devote substantially all of its efforts to establish itself as a Search Engine Optimizer (SEO) company in the Internet industry, through the acquisition of existing small, private SEO’s. Our mission is to capitalize on the search engine revolution. The centrality of our formula is to utilize our management team’s experience to operate the acquired businesses and respective technologies in a more efficient business model using the economies of scale that can be achieved through acquisition.

MI recognizes that most private SEO’s have invested heavily in technology to establish their value in the marketplace in general and secondly, to establish their differential value between themselves in particular. Much technical effort has been expended by SEO’s to outflank the defensive positions of the search engine companies, which try to present themselves and their business model to their clients as free from outside manipulation. MI is convinced that by merging the small SEO’s into a larger entity, that it can then negotiate favorable agreements with the search engine companies that benefit both parties and ultimately benefit the public. MI is also cognizant of the deficiencies and variations between search engine companies in being able to identify and then satisfy their customers’ queries. It will be MI’s secondary goal to add value to these search engines companies by enhancing their “best results” to a consumer in a manner that is fair and transparent to all.

        The Company has secured a Credit Line Agreement with Corinthian Holdings, LLC in the amount of $1,500,000 to fund its business model and acquisitions. Corinthian Holdings, LLC is a consultant to the Company and is managed by an outside director of the Company. See Related Party Transactions.

As June 30, 2006, there were 16,362,000 shares of the Company’s Class A Common Stock issued and outstanding. There were 4,000,000 shares of Class B Common Stock issued and outstanding.

Our principal executive offices are located at 10 East 53rd Street, 22nd Floor, New York, NY 10022, and our telephone is (212) 287-1552. The Company’s operational offices are located in Lincoln, Rhode Island.

Summary Financial and Other Data

The summary financial information has been extracted from the financial statements found at the back of this prospectus

April 30, 2006

Consolidated Balance Sheet Data:
Total assets	$20,388
Total liabilities	$316,519
Stockholders equity	($296,131)
Consolidated Statement of Operations and Other Comprehensive Loss
Total revenues	$0
Total operating expenses	164,172
Total Loss	164,172
Loss per share	$(.01)
Shares used in per share computations	20,362,000

RISK FACTORS

An investment in Mercury involves significant risks. You should read these risk factors carefully before deciding whether to invest in our company. The following is a description of what we consider our key challenges and risks.

Risks Related to Our Business and Industry

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to Internet companies, we face competition from companies that offer traditional media advertising opportunities. Most large advertisers have set advertising budgets, a small portion of which is allocated to Internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us, or if our existing advertisers reduce the amount they spend on our programs, our operating results would be harmed.

We may not be able to secure the capital for acquisitions.

The major focus of the Company at this point in time is to acquire SEO’s or Search Engine Optimizers and\or related technology. There is no assurance that the Company will be able to attract sufficient capital or that capital can be raised on commercially reasonable terms.

Technology companies may not want to sell at early stages of development or at all.

The companies and technology being targeted are generally from smaller companies. These companies may be reluctant to sell to a Company like Mercury. Furthermore, the Company faces stiff competition for acquisitions from other larger and better financed competitors. As a result, management maybe constrained from executing their business model.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. Any of these events could cause our stock price to fall. Each of the risk factors listed in this “Risk Factors” section, and the following factors, may affect our operating results:

•	Our ability to continue to attract users to our web sites.

•	Our ability to monetize (or generate revenue from) traffic on web.

•	Our ability to attract advertisers.

•	The amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure.

•	Our focus on long term goals over short term results.

•	The results of our investments in risky projects.

•	General economic conditions and those economic conditions specific to the Internet and Internet advertising.

•	Our ability to keep our web sites operational at a reasonable cost and without service interruptions.

•	Geopolitical events such as war, threat of war or terrorist actions.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results. In addition, advertising spending has historically been cyclical in nature, reflecting overall economic conditions as well as budgeting and buying patterns. For example, in 1999, advertisers spent heavily on Internet advertising. This was followed by a lengthy downturn in ad spending on the web. Also, user traffic tends to be seasonal.

If we do not continue to innovate and provide products and services that are useful to users, we may not remain competitive, and our revenues and operating results could suffer.

Our success depends on providing products and services that people use for a high quality Internet experience. Our competitors are constantly developing innovations in web search, online advertising and providing information to people. As a result, we must continue to invest significant resources in research and development in order to enhance our web search technology and our existing products and services and introduce new high-quality products and services that people can easily and effectively use. If we are unable to ensure that our users and customers have a high quality experience with our products and services, then they may become dissatisfied and move to competitors’ products and services. In addition, if we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose users, advertisers. Our operating results would also suffer if our innovations are not responsive to the needs of our users, and advertisers are not appropriately timed with market opportunity or are not effectively brought to market. As search technology continues to develop, our competitors may be able to offer search results that are, or that are perceived to be, substantially similar or better than those generated by our search services. This may force us to compete in different ways with our competitors and to expend significant resources in order to remain competitive.

We expect to generate our revenue almost exclusively from advertising, and the reduction in spending by or loss of advertisers could seriously harm our business.

Advertisers will not continue to do business with us if their investment in advertising with us does not generate sales leads, and ultimately customers, or if we do not deliver their advertisements in an appropriate and effective manner. If we are unable to remain competitive and provide value to our advertisers, they may stop placing ads with us, which would negatively affect our revenues and business.

Our business and operations are predicated on acquisition and rapid growth. If we fail to effectively manage our acquisitions and growth, our business and operating results could be harmed and we may have to incur significant expenditures to address the additional operational and control requirements of this growth.

We have expect upon completion of each acquisition to experience, rapid growth in our headcount and operations, which will place, and will continue to place, significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our brand and operating results. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues, which could harm our financial position. The required improvements include:

•	Enhancing our information and communication systems to ensure that all offices and employees can communicate efficiently.

•	Enhancing our systems of internal controls to ensure timely and accurate reporting of all of our operations.

•	Ensuring enhancements to our systems of internal controls are scalable to our anticipated growth in headcount and operations.

•	Standardizing our systems of internal controls and ensuring they are consistently applied at each of our operations around the world.

•	Documenting all of our information technology systems and our business processes for our ad, billing and other systems.

•	Improving our information technology infrastructure to maintain the effectiveness of our search and ad systems.

Our business depends on a strong brand, and if we are not able to establish, maintain and ultimately enhance our brand, our ability to expand our base of users, and advertisers will be impaired and our business and operating results will be harmed.

We believe that the brand identity and service are the key ingredients to our success as a company. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the our brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Maintaining and enhancing our brand will depend largely on our ability to be a technology leader and to continue to provide high quality products and services, which we may not do successfully.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Although we seek to obtain patent protection for our innovations, it is possible we may not be able to protect some of these innovations. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important. Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable.

We also seek to maintain certain intellectual property as trade secrets. The secrecy could be compromised by third parties, or intentionally or accidentally by our employees, which would cause us to lose the competitive advantage resulting from these trade secrets.

We may in the future be, subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

Companies in the Internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. An adverse determination also could prevent us from offering our products and services to others and may require that we procure substitute products or services for these members.

If we were to lose the services of our senior management team, we may not be able to execute our business strategy.

Our future success depends in a large part upon the continued service of key members of our senior management team. Our CEO William Greenberg and our CFO Pamela Calabrese are integral to the execution of the Company’s business model. We have entered into employment agreements with both of them. In addition, the Company intends to apply for key man life insurance for both its CEO and CFO. The loss of any of our management or key personnel could seriously harm our business.

We will be relying on highly skilled personnel from our anticipated acquisitions and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate employees added through acquisitions.

Acquisitions could result in operating difficulties, dilution and other harmful consequences.

We do not have a great deal of experience acquiring companies and the companies we plan to acquire initially will most likely be smaller ones. We have not evaluated those acquisitions; however, we expect to evaluate, a wide array of potential strategic transactions over the next several months and years. From time to time, we may engage in discussions regarding potential acquisitions. Any of these transactions could be material to our financial condition and results of operations. In addition, the process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures and is risky. The areas where we may face risks include:

•
The need to establish, implement or remediate controls, procedures and policies appropriate for a larger public company at companies that prior to the acquisition lacked these controls, procedures and policies.

•	Diversion of management time and focus from operating our business to acquisition integration challenges.

•	Cultural challenges associated with integrating employees from the acquired company into our organization.

•	Retaining employees from the businesses we acquire.

•	The need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management.

We have to keep up with rapid technological change to remain competitive in our rapidly evolving industry.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance and reliability of our services. Our failure to adapt to such changes would harm our business. New technologies and advertising media could adversely affect us. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

Our business depends on increasing use of the Internet by users searching for information, advertisers marketing products and services and web sites seeking to earn revenue to support their web content. If the Internet infrastructure does not grow and is not maintained to support these activities, our business will be harmed.

Our success will depend on the continued growth and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase, or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as our ability to provide our solutions.

We have incurred and will continue to incur increased costs as a result of being a public company.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. We will continue to incur costs associated with our public company reporting requirements. We will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the Securities and Exchange Commission and The NASDAQ. These rules and regulations have increased our legal and financial compliance costs and made some activities more time-consuming and costly. We expect these rules and regulations will continue to make it more difficult and more expensive for us to maintain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to this Offering and Ownership of our Class A Common Stock

The trading price for our Class A common stock may be volatile.

The trading price of our Class A common stock may fluctuate widely in response to various factors, some of which are beyond our control. These factors include:

•	Quarterly variations in our results of operations or those of our competitors.

•	Announcements by us or our competitors of acquisitions, new products, product improvements, significant contracts, commercial relationships or capital commitments.

•	Disruption to our operations.

•	The emergence of new sales channels in which we are unable to compete effectively.

•	Our ability to develop and market new and enhanced products on a timely basis.

•	Commencement of, or our involvement in, litigation.

•	Any major change in our board or management.

•	Changes in governmental regulations or in the status of our regulatory approvals.

•	Announcements about our earnings that are not in line with analyst expectations, the likelihood of which is enhanced because it is our policy not to give guidance on earnings.

•	Announcements by our competitors of their earnings that are not in line with analyst expectations.

•	The volume of shares of Class A common stock available for public sale.

•	Sales of stock by us or by our stockholders.

•	Short sales, hedging and other derivative transactions on shares of our Class A common stock.

•	General economic conditions and slow or negative growth of related markets.

Prior to this Offering, no public trading market existed for the Company’s securities. There can be no assurance that a public trading market for the Company’s Class A common stock will develop or that a public trading market, if develop, will be sustained. The common stock sold pursuant to this prospectus will be freely tradable; however will not be eligible for quotation on the Over the Counter Bulletin Board. Although the Company intends to become eligible for quotation on the Over the Counter Bulletin Board through having a registered broker dealer submit a Form 15c211 with the National Association of Securities Dealers, there can be no assurance as to when the Company’s common stock will be declared eligible for quotation on the OTCBB. In addition, while the Company’s common stock may be eligible for quotation on the “Pink Sheets”, the Company does not intend on pursuing having its common stock listed for quotation on the Pink Sheets. Thus, it is anticipated that there will be little or no market for the Shares until the Company is eligible to have its common stock quoted on the OTCBB and as a result, an investor may find it difficult to dispose of any Shares purchased hereunder. Because there is none and may be no public market for the Company's stock, the Company may not be able to secure future equity financing which would have a material adverse effect on the Company.

Furthermore, when and if the Company’s common stock is eligible for quotation on the OTCBB, there can also be no assurance as to the depth or liquidity of any market for the common stock or the prices at which holders may be able to sell the shares.

As a result, investors could find it more difficult to trade, or to obtain accurate quotations of the market value of, the stock as compared to securities that are traded on the NASDAQ trading market or on an exchange. and an investor may find it difficult to dispose of any Shares purchased hereunder.

Our common stock is subject to penny stock rules which may be detrimental to investors

Based upon the anticipated price of the Company's Common Stock on the OTC Bulletin Board, the Company may be subject to Rule 15g-9 under the Exchange Act which imposes additional sales practice requirements on broker-dealers which sell securities to persons other than established customers and "accredited investors." For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received a purchaser’s written consent to the transaction prior to sale. Consequently, the Rule may adversely affect the ability of the broker-dealers to sell the Company's securities and may affect the Company's ability to secure future equity financing which would have a material adverse effect on the Company.

The Commission adopted regulations which generally define a "penny stock" to be any non-NASDAQ equity security that has a market price (as therein defined) of less than $5.00 per share, subject to certain exceptions. Since the Company's securities may be subject to the existing rules on penny stock, the market liquidity for the Company's securities could be severely adversely affected.

The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our Class A common stock, regardless of our actual operating performance. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

The concentration of our capital stock ownership with our founders, executive officers and our directors and their affiliates will limit your ability to influence corporate matters.

Our Class B common stock has twenty votes per share and our Class A common stock has one vote per share. At January 31, 2006, our founders, executive officers and directors (and their affiliates) together owned shares of Class A common stock and Class B common stock representing approximately 95% of the voting power of our outstanding capital stock.

Because we have a limited history of operations we may not be able to successfully implement our business plan.

We have less than one year of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

Our business requires significant expenditures, which we must pay before realizing any revenues.

The development of our business and the acquisition of properties require significant expenditures, which are incurred before any revenue is recognized. We will continue to incur significant expenditures in connection with the acquisition and development of these properties. We cannot assure you that any required additional financing will be available to us or that any additional financing will not materially dilute the ownership of our shareholders. Any inability of the Company to secure additional financing on terms acceptable to the Company may have a material adverse effect on the business of the Company

We have not paid dividends and do not anticipate the payment of dividends

The Company does not currently intend to pay cash dividends on its common stock and does not anticipate paying such dividends at any time in the foreseeable future. At present, the Company will follow a policy of retaining all of its earnings, if any, to finance the development and expansion of its business. Because no dividends will be paid, purchasers of shares should not expect any return on their investment in the form of cash dividends.

Limited Liability of Management

The Company has adopted provisions in its Articles of Incorporation which limit the liability of its Officers and Directors and provisions in its by-laws, which provide for indemnification by the Company of its Officers and Directors to the full extent permitted by Nevada corporate law. The Company's Articles of Incorporation generally provide that its directors shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit the shareholders' ability to hold directors liable for breaches of fiduciary duty.

FORWARD LOOKING STATEMENTS

   The statements we make in this prospectus that are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "believes," "estimates," "projects" or similar expressions are intended to identify these forward- looking statements. These statements are subject to risks and uncertainties beyond our reasonable control that could cause our actual business and results of operations to differ materially from those reflected in our forward-looking statements. The safe harbor provisions provided in the Securities Litigation Reform Act do not apply to forward-looking statements we make in this prospectus.

       Forward-looking statements are not guarantees of future performance. Our forward-looking statements are based on trends, which we anticipate in our industry and our good faith estimate of the effect on these trends of such factors as industry capacity, product demand and product pricing. In addition, our forward-looking statements are subject to our ability to reverse the current negative trend in our financial results.

       The inclusion of projections and other forward-looking statements should not be regarded as a representation by us or any other person that we will realize our projections or that any of our forward-looking statements contained in this prospectus will prove to be accurate. We will not update any forward-looking statements other than as required by law.

PLAN OF DISTRIBUTION

Shares to be Sold by the Company

    We hereby offer the right to subscribe at $0.50 per Share on a “best efforts" basis for a total of 4,000,000 shares of our Class A Common Stock.. The Shares are being sold by the Company’s officers and directors without the use of broker-dealers. There will be no selling commissions and no other fees are being paid in connection with the Offering. The Company does not intend to use any electronic distribution methods in connection with this Offering.

    There is no requirement for any minimum number of shares to be purchased by an individual purchaser. No officer, director or shareholder intends to purchase shares in the Offering and if any of these affiliates does purchase shares, it will be for investment purposes only and not with a view toward redistributing those shares.

Shares to be Sold by Selling Shareholders

    The selling shareholders will sell at the proposed offering price of $.50 per share until the Company’s securities are quoted on the Over The Counter Bulletin Board, and thereafter at prevailing market price or prices or privately negotiated price.

•	on the Over-the-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading;

•	in privately negotiated transactions;

•	through the writing of options on the shares;

•	short sales; or

•	any combination thereof.

The sale price to the public may be:

•	the market price prevailing at the time of sale;

•	a price related to such prevailing market price;

•	at negotiated prices; or

•	such other price as the selling stockholders determine from time to time.

    The shares may also be sold pursuant to Rule 144 or Regulation S. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

    The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.

    The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

    The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

    We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

USE OF PROCEEDS

    In the event that the maximum number of shares are sold (4,000,000), the Company will use the proceeds of this Offering as follows:

Expenses of this Offering	$58,800.00

Working Capital	$1,941,200.00

    In the event that less than the maximum number of shares are sold, the amount of proceeds used for working capital will be proportionately reduced.

    In addition, we are registering shares of common stock of the Selling Stockholders offered by this prospectus to satisfy our contractual obligation to the investors. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders under this prospectus.

INFORMATION ON SELLING STOCKHOLDERS

    The following table includes certain information with respect to the selling stockholders as of June 30, 2006. The selling stockholders are not registered broker-dealers or affiliates of any registered broker-dealers.

Name	Beneficial Ownership of Common Stock Prior to the Offering	Shares of Common Stock Offered for Sale Hereby	Approximate Percentage of Common Stock to be Owned After Offering

DR. STEVEN B. KASE	4500	4500	0%

BUDMAN VER HALEN & SIMON	2250	2250	0%

DR. GEORGE DEMIRIJIAN	1500	1500	0%

MR. FREDERICK GARBINSKI	1500	1500	0%

BILL GREENBERG	1500	1500	0%

DR. HARVARD E. ISAAK	1500	1500	0%

ROBERT & NANA SULLIVAN (SULLIVAN TTEE’S)	3000	3000	0%

MR. LAWRENCE CUSHMAN	3750	3750	0%

MR. JOHN FLEMING (FLEMING TRUST MEDICAL CORP.)	750	750	0%

MR. DAVID OEI	750	750	0%

MR. AGUSTIN VESCE	750	750	0%

MR. ENZO VESCE	750	750	0%

MS. MARIA FRANCICA	375	375	0%

KRISTIN NESLINE	1500	1500	0%

A. PAUL BROKAW	1500	1500	0%

RONALD LICHT (TRUST)	1500	1500	0%

NICHOLAS F. LUCAS, JR.	750	750	0%

LARRY & ANNA BALLARD	750	750	0%

MARGE & WILL GUARD (GUARD FAMILY TRUST)	750	750	0%

JAMES REITZ	1500	1500	0%

EDWIN MALLOY JR. (TRUST)	1500	1500	0%

JAY KONESEY	750	750	0%

TED BOLAMPERTI (GALLERIA FAMILY TRUST)	3000	3000	0%

DR. ABRAHAM & KIRAN CHUAHAN	1500	1500	0%

JEAN DILLON	1125	1125	0%

PAUL M EGELAND	1125	1125	0%

L. LEE STANTON III	1500	1500	0%

MICHAEL L THORREZ	1500	1500	0%

DALE L ZIEGLER & BETTY J ZEIGLER	1500	1500	0%

ARTHUR & MARIE STERLING	750	750	0%

EDGAR WESTRUM	1650	1650	0%

TERRY BOLAMPERTI	750	750	0%

DAVID GREENBERG	600	600	0%

PETER C. VER HALEN	600	600	0%

SEAMUS MCDONALD	600	600	0%

WILLIAM V. O’CONNOR	600	600	0%

SANDRA K. ROMANO	600	600	0%

RICHARD CALABRESE SR.	600	600	0%

GAIL MESSINA	600	600	0%

JULIA CALABRESE	600	600	0%

TIMOTHY J. HALK	600	600	0%

SYDNEY A. HALK	600	600	0%

ADRIANNA MASELLI	600	600	0%

CLAUDIA MONTOURI	600	600	0%

DANA L. IRWIN	600	600	0%

KAREN O’ROUKE	600	600	0%

ELMINA DESMARAIS	600	600	0%

PAMELA HALK	600	600	0%

ROBERT BUDAKIAN	600	600	0%

IDRIS MORTLEY	600	600	0%

ALEXANDER CALABRESE	600	600	0%

MONICA CALABRESE	600	600	0%

JESSE BOLAMPERTI	600	600	0%

STATIS EQUITIES, LLC 1	750,000	750,000	0%

RJB CONSULTING INC. 1	750,000	750,000	0%

JENNIFER JOAN DILLON	600	600	0%

PLINIO GUGLIELMETTI	1500	1500	0%

(1) Has provided consulting services to the Company within the past three years.

MERCURY INTERNET CORPORATION

Organization and Development

    The Company was founded in March 2005 and in July, 2005; it was duly incorporated as a Nevada corporation. The Company formed its wholly owned subsidiary Mercury Internet, LLC in July 2005. The Company is a development stage company principally engaged in the business of acquiring and developing Search Engine Optimizer (“SEO”) and related technology. The Company conducts its operations primarily through its subsidiary.

    Our principal executive offices are located 10 East 53rd Street, 22nd Floor, New York, New York 10022 and our telephone is (212) 287-1552. Our website address is www.mercuryinternetcorp.com .

Business

    Founded in 2005, Mercury has been engaged in the business of acquiring and integrating Search Engine Optimizer companies and related technology. From inception through June 30, 2006, management has been focused on constructing their business model and technology and market analyses.

    Our principal executive offices are located at 10 East 53rd Street, 22nd Floor, New York, New York 11530 and our telephone is (212) 287-1552. The Company also maintains operational offices at 23 Sylvia Lane, Lincoln, Rhode Island 02863.

    Mercury Internet Corporation (“MI” or the “Company”) is a developmental stage company that intends to devote substantially all of its efforts to establish itself as a Search Engine Optimizer (SEO) company in the Internet industry, through the acquisition of existing small, private SEO’s. Our mission is to capitalize on the search engine revolution. The centrality of our formula is to utilize our management team’s experience to operate the acquired businesses and respective technologies in a more efficient business model using the economies of scale that can be achieved through acquisition.

    MI recognizes that most private SEO’s have invested heavily in technology to establish their value in the marketplace in general and secondly, to establish their differential value between themselves in particular. Much technical effort has been expended by SEO’s to outflank the defensive positions of the search engine companies, which try to present themselves and their business model to their clients as free from outside manipulation. MI is convinced that by merging the small SEO’s into a larger entity, that it can then negotiate favorable agreements with the search engine companies that benefit both parties and ultimately benefit the public. MI is also cognizant of the deficiencies and variations between search engine companies in being able to identify and then satisfy their customers’ queries. It will be MI’s secondary goal to add value to these search engines companies by enhancing their “best results” to a consumer in a manner that is fair and transparent to all.

    The need for MI to be publicly traded at the outset is to provide an easily defined and traded equity to utilize as a currency to facilitate the purchase or merger of small private SEO’s. In addition, with the advent of a public listing, the Company will better be able to attract and retain qualified personnel through stock options and other benefits not otherwise available to a development stage company. The ultimate attraction for the companies being purchased is that as part of a larger company they can be a shareholder in a larger entity that will provide synergy, branding, capital, business expertise and execution.

CORPORATE STRATEGIES AND GROWTH OPPORTUNITIES

    The Company's primary business objectives are to increase stockholders' long-term total return through the appreciation in value of its common stock. The Company's core business strategy is based on achieving economies of scale through the acquisition and integration of small to medium sized SEOs and related technologies.

Typical Search Engine Optimization Company

A typical search engine optimization company has many different techniques to enhance a website’s position for a search on a search engine. The most popular technique is finding which keywords fit the client’s website the best. Another technique that a typical company uses is a submission of the web pages to the major search engines. Link popularity also is what many SEO’s continue to do. They put a link of their client’s website on another website. These three techniques are what a typical SEO uses when they work with a company’s website. Also, there is constant updating in their databases. Most search engine optimization companies also have an alternative option with pay per click advertising. Clients pay as users click their website from the search engine. The average SEO Company has about 50 employees. It is hard to determine how many clients a typical SEO has. It can range from around 10 to over 1000 clients. It really depends on the amount of employees. A firm with 50 employees would probably have less than 100 customers. Many SEO’s have satisfactory customer service. Most have a direct e-mail for customer service and some have online live chat. The typical search engine optimization company will always say that their services are being constantly updated which is a very important concept. The typical SEO will always give its customers a great a positive ROI. They say that clients that use search engine optimization will definitely have a significant advantage over its competitors.

Differences of search engine optimization companies

There are many differences between search engine optimization companies. Obviously, simple differences include the number of employees, the number of clients, and the number of years they have been operating. Most SEO’s have search optimization and a pay per click service. However, some only concentrate on the search engine optimization. These companies are the smaller ones. More SEO’s are more customer caring than others. Some SEO’s offer a monthly report on their search engine position in the search. For others, you would have to call to obtain a report. Some SEO’s return results in 30 days but others may return results in 120-150 days. This really depends on the client. Some SEO’s have live online help that is offered on some of their websites. There are many techniques that some SEO’s use that others do not. These different techniques include keyword research, directory and search engine submission, increased link popularity, website visibility improvement, and knowledge of competitor marketing. Also, within keyword research, some SEO’s focus more on the actual title and body of the web pages on the websites. However, other SEO’s focus more on the Meta tags of the web pages. A Meta tag is a coding statement in the Hypertext Markup Language (HTML) that describes some aspect of the contents of a Web page. The search engines then carry in this information when they crawl to find relevant material in the search. It does not really matter which one SEO’s focus more on because everyone debates whether either one is better. They are very similar when they return the results. Other than these differences, many SEO’s are very similar.

Pay per impressions is a typical referral link/banner ad arrangement where the site wanting to purchase advertising space pays the hosting site for each time it displays the ad. Typically, prices are set per one thousand exposures. Software is added to the hosting web server to track the number of impressions displayed.

A pay-per-click program is one in which an affiliate receives a commission for each click on a banner that takes them to a merchant’s site.

Products and Services

There are many different services that a search engine optimization company offers. The main service that they offer is a natural search engine optimization. A natural search engine optimization is a service where the SEO takes the client’s website and improves its ranking through different techniques in a search engine search. Initially, the service starts with an extensive keyword analysis. The SEO analyzes the website and distinguishes which keywords best fit with the website and its description. Also during the initial step, the SEO submits the website to many directories/search engines. This will probably increase the website’s traffic slightly. After the keyword analysis, the SEO will create Meta tags that will coincide with the major keywords chosen in the analysis. A Meta tag is a coding statement in the Hypertext Markup Language (HTML) that describes some aspect of the contents of a Web page. Now some SEO’s put more focus for the keywords on the Meta tags; some put more focus for the keywords on the title and description of the website. Both options are viable for the process and they do not really differ in results. Also, link popularity helps increase the ranking of the client’s website on search engines. Link popularity is the number of other related websites that link to the client’s website. SEO’s will enhance the link popularity so that search engines will increase the client’s website ranking. Altogether, through this service of natural search engine optimization, consumer traffic to the client’s website will definitely increase significantly. The second service that most SEO’s offer is the pay-per-click service. This service is as it says. The client pays a fee to the search engine to have its link on a specific paid listing area. Clients pay for the listings on a per click basis. Obviously, the more the client will pay for the listing, the higher the ranking will be on the paid listing area. SEO’s will manage a client’s pay-per-click campaign trying to maximize results and minimize costs. SEO’s will also perform a keyword analysis to increase the traffic from the paid listings on search engines. It is very similar to natural search engine optimization. However, the client will assure a top listing because they are paying on a per click basis. Most other SEO’s have a paid inclusion service. A paid inclusion service is a method used by web sites to ensure that they are included in a search engine's results. Unlike a pay-per-click service, paid-inclusion listings are included as part of natural search results, not as part of sponsored links. However, you cannot control the position. The SEO will manage your paid inclusion service. They will figure out which web pages on the client’s website they should submit to the search engines. Also, they will realize when to submit a specific web page. These are just two aspects of the paid inclusion service. Obviously, this could be very cost efficient. Only the most important web pages on a website will be submitted thus decreasing costs. Web analytics is another SEO service. Web analytics is pretty much a description of how the natural search engine optimization and the pay-per-click services are operating. This service tells the client how many users visited the client’s website via the natural search and the pay-per-click service. Also, it will list the return on investment for both services. With this extensive report, the client and SEO can determine whether the services are worth the cost. Some SEO’s also offer a website enhancement service. Some clients’ websites do not have great visibility so when a consumer clicks the website, he does not know where to browse to where the necessary information is. With the enhancement services, SEO’s organize the website so it is consumer friendly. This service will tie in the search engine optimization to the ultimate goal of the client: for the consumer to buy the client’s goods or services. Website enhancement is important because a client’s website may see increased traffic. However, they may not have increased sales because of the overall display of the website. The main consumers for a search engine optimization are any business, large or small, that has a company website. By using these services, they will increase the amount of visitors to their websites. This will hopefully increase the client’s sales through the website. Search engine optimization is an ever-growing industry. Consumers first go to search engine when they need to find a product or service on the Internet. If a company wants to have their website at the top of the listing, they will need to pay more for that highest ranking. This means that advertising cost will increase with more competition. However, it is well worth the cost. If a company has the highest listing than its competitors, a consumer will see that website link first and they will probably click it first. That company will gain a competitive advantage over other companies in its industry. This is why a company should seriously consider a search engine optimization for their website. Costs vary from SEO to SEO. However, it is obvious that the more money the client wants to spend, the higher the ranking on the search engine. If the company bids the most on the pay-per-click service, their listing will be at the top. The SEO will manage all search engine optimization services.

Industry Overview - Search Engine Optimization Industry

Search engine optimization is an industry that has been growing ever since the mid-1990s. Search engine optimization is a process where by using several organized techniques puts a selected website at the top of a search on a search engine. Most of the search engine optimization companies focus on the top five search engines. Google, Yahoo, MSN, AOL, and Ask.com. One technique of a search engine optimizer is a keyword research where the SEO lists the most popular keyword on their client’s website. This increases the ranking of that website on the search. Another technique is link popularity where the client’s website is can be accessed through a different website.

Search engine optimization is a key part for any Internet business to succeed. SEO’s have known to increase online sales of many businesses such as Ford Motor Company, Sharp Electronics and Xerox by hundreds of percent. Smaller businesses that use SEO’s have obviously been aided by their increased rankings in the search engines. They have also seen their companies grow as a result. Every search engine marketing firm have said that search engine optimization is the best way to increase the traffic of any website for the lowest cost. However, one website, finebrand.com, has said that search engine optimization is not the way of the future. They say the way of the future is the overall visibility of the website. Search engine optimization as it says earlier has increased sales of major companies by hundreds of percent. This is proof that this should be the future of increasing the traffic of your website.

iProspect was the first major SEO. It was created in 1996 and is still growing today. In fact, it was acquired in 2004 by Aegis Group plc, a leading marketing services company. This acquisition is one of many in the search engine optimization industry. Viewpoint acquired Unicast and private equity group, Hellman & Friedman acquired Doubleclick within the last twelve months. SEO’s are growing at a rapid rate and more of the larger Internet marketing companies are acquiring them. From a small SEO such as Arcus Interactive to 1000 plus client base Keyword Ranking, any SEO can be a target for acquisition.

Search engine optimizers can operate anywhere in the world since all their work is done by accessing the Internet. Today, the trend for search engine optimizers is increasing and with the proliferation of more and more websites, SEO’s will serve as the gatekeeper to finding relevant information, which ultimately drive online commerce.

SALES AND MARKETING

Acquisition Strategy

    The Company will seek to acquire companies that have developed leading edge technologies that provides search engine optimization and website placement services designed to improve website rankings amongst the major search engines. Website placement services will improve the quantity and quality of website traffic by achieving higher and better search engine placement. Management believes that it is essential integrate superior technologies to enable its marketing and sales efforts to achieve success.

Government Regulation

    The Company will be subject to applicable provisions of federal and state securities laws and to regulations specifically governing the real estate industry. The operations of the Company will also be subject to regulations normally incident of business operations (e.g., occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation and income tax and social security related regulations). Although the Company will make every effort to comply with applicable regulations, it can provide no assurance of its ability to do so, nor can it predict the effect of these regulations on its proposed activities.

PROPRIETARY RIGHTS

Although we seek to obtain patent protection for our innovations, it is possible we may not be able to protect some of these innovations. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important. Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable.

We also seek to maintain certain intellectual property as trade secrets. The secrecy could be compromised by third parties, or intentionally or accidentally by our employees, which would cause us to lose the competitive advantage resulting from these trade secrets. [see Risk Factors]

Employees

    As of June 30, 2006, we had two full time employees and contractors. In addition, the President’s administrative support staff at his company performs work for the Company at no cost.

Fiscal Year

    Our fiscal year is from August 1 to July 31 of each year.

FACILITIES

    The corporate office is located at 10 East 53rd St, New York, NY and its main operating facility is located at 23 Sylvia Lane, Lincoln, RI. Both facilities are being made available to the Company without cost for the first twelve (12) months of operations. Additional space and \ or locations will be made available as the company’s needs require.

LITIGATION

    We are not engaged in any litigation.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

    The following discussion should be read in conjunction with the condensed consolidated financial statements and related notes included elsewhere is this report. Except for the historical financial information contained herein, the matters discussed in this Form SB-2 may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such statements include declarations regarding the intent, beliefs or current expectations of the Company and our management. Such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. We undertake no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the dates hereof or to reflect the occurrence of unanticipated events. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include but are not limited to: our short operating history which makes it difficult to predict our future results of operations; the dependence of our revenue upon factors outside of our control, that is; our history of operating losses and expected future losses which could impede our ability to address the risks and difficulties encountered by companies in new and rapidly evolving markets; our future operating results could fluctuate which may cause volatility or a decline in the price of our stock.

    We are currently in the development stage and in the process of raising capital. All activity to date has been related to its formation and the anticipated acquisition of our first technology property. Our ability to commence full operations is contingent upon obtaining adequate financial resources other than through this Offering.

Total revenue.

We had no revenue for the period ended April 30, 2006. The Company anticipates using its Credit Line to facilitate any acquisitions.

Operating Expenses.

Operating expenses for the period ended April 30, 2006 were $164,172 which was composed of legal, accounting, salary, rent, administrative costs and consulting expenses. As of April 30, 2006, we had not incurred any other material costs or expenses.

Liquidity and Capital Resources

Since our inception, we have not raised any capital but may need to seek capital in the future to sustain our operations and execute on our business plans. The Company has expended $316,493 thus far in anticipation of the commencement of trading as a publicly traded company. Thus far, all capital contributions to the Company have been from the founder and president.

    Our capital requirements are dependent on several factors, including the costs related to acquisitions and also technologies acquired. We believe that we will generate enough cash from operations or from our Credit Line Agreement to be sufficient to fund our ongoing operations through the next twelve months. As of April 30, 2006, we had $13,388 in cash . We have secured financing to enable us to execute our business model in the form of a credit line agreement which will provide up to $1,500,000.00 in debt financing from Corinthian Holdings, LLC, a company managed by an outside director of the Company. As of June 30, 2006 we have not utilized any available credit from our credit line agreement. The credit line agreement currently expires on August 31, 2007 and unless its term is extended, we will need to repay the entire outstanding principal amount plus interest thereon on such date. We intend on entering into negotiations to extend the term of our credit line agreement, however, there can be no assurance that such negotiations will be successful.

    While we anticipate that the credit line arrangement will provide sufficient financing for the Company’s operations and acquisition program, there can be no assurance that its term will be extended requiring that the Company will seek additional or alternative financing. There can be no assurance that we will be able to successfully raise such additional funds, if needed, or that such funds will be available on acceptable terms. Funds raised through future equity financing will likely be dilutive to our current stockholders. The incurrence of indebtedness would result in an increase in our fixed obligations and could result in borrowing covenants that would restrict our operations. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products or services. In addition, we may be unable to take advantage of business opportunities or respond to competitive pressures. Any of these events could have a material and adverse effect on our business, results of operations and financial condition Lack of additional funds will materially affect our business and may cause us to cease operations. Consequently, stockholders could incur a loss of their entire investment in the Company.

    Our financial statements were prepared on the assumption that we will continue as a going concern. The report of our independent accountants for the period ended July 31, 2005 acknowledges that we have incurred losses since inception and that we will require additional funding to sustain our operations. These conditions cause substantial doubt as to our ability to continue as a going concern. Our financial statements included herein do not include any adjustments that might result should we be unable to continue as a going concern.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

    The following table includes the names, ages and positions of our directors and executive officers as of June 30, 2006. A summary of the background and experience of each of these individuals immediately follows the table.

Our directors and executive officers are:

Name	Age	Position
William Greenberg	62	Chief Executive Officer, President and Chairman of the Board of Directors

Pamela Calabrese	40	Secretary, Treasurer, Chief Financial Officer and Director

Mitchell Manoff	54	Director

    All directors hold office until the next annual meeting of stockholders and until their successors are duly elected or until their earlier resignation or removal. Officers are appointed to serve, subject to the discretion of the Board of Directors, until their successors are appointed. There are no family relationships among any of our directors and officers.

    Our directors receive no cash compensation for their services as directors. Our policy is to reimburse non-employee directors for expenses actually incurred in connection with attending meetings of our board of directors. Directors and executive officers are also eligible for stock and option grants under our stock option plans as determined by our board of directors.

William Greenberg
Chief Executive Officer, Director and Chairman
Mr. Greenberg has overall responsibility for the direction of the Company including technology, acquisition due diligence, marketing and administration. Mr. Greenberg is also President of Mercury Products Corporation, a 90 year old consumer products company. He is and has been a business consultant to entrepreneurial start up firms in the technology area. Prior to joining Mercury Products he ran an aircraft distributorship for the General Aviation Division of Rockwell International. He was appointed to the Board of Advisors of the Hospital Trust National Bank, now part of Bank of America and he holds several US and foreign patents in both the automotive and consumer products industries. Mr. Greenberg has earned a Bachelor degree in Aeronautical Engineering from Rensselaer Poly Tech and a Masters degree in Business Administration from University of Hartford. He holds series 24, 7, 63 and 65 NASD Licenses, FAA pilot license with instrument and multi-engine ratings and a FIA international racing license.

Pamela Calabrese
Secretary, Treasurer, Chief Financial Officer and Director
Ms. Calabrese is an accounting consultant and the Chief Financial Officer for Mercury Interactive Corporation. She holds the same positions with Corinthian Partners an investment banking services firm, Corinthian Holdings and Corinthian Partners Asset Management. Ms. Calabrese holds a B.B.A. in Accounting from Iona College. Prior to her position at Corinthian Partners, Ms. Calabrese was a Financial Analyst for the software group at IBM, and Senior Accountant for Universal Management. Most recently, Ms. Calabrese was the Assistant Controller for Apollo Advisors, L.P. having responsibility for financial reporting, investor relations and liaison for corporate projects. Ms. Calabrese holds a series 27 license.

Mitchell Manoff
Director
Mr. Manoff is the Chief Executive Officer and co-founder of CFS.  He holds the same positions with other entities owned by Corinthian Holdings, including Corinthian Partners, LLC ("CP") and Corinthian Partners Asset Management, LLC ("CPAM"). Prior to joining the Corinthian, Mr. Manoff had been a Senior Vice President with Lehman Brothers since 1988 handling both institutional and high net worth clientele.  Prior thereto Mr. Manoff was sales manager of the Wall Street office of Prudential Securities. From 1984 to 1987, Mr. Manoff was employed as Senior Vice President at Drexel Burnham Lambert. From 1978 to 1984, Mr. Manoff worked with Lehman Brothers in their high net worth division as a Senior Vice President of Investments.  Mr. Manoff holds the Series 24 (General Securities Principal), Series 3 (National Commodities Futures), Series 7 (registered representative), Series 8 (General Securities Sales Supervisor), Series 63 and Series 65 (Uniform Investment Advisor Law) NASD Licenses.  Mr. Manoff graduated from Boston University with a B.S. in Business Administration and from Baruch College with an M.B.A. in marketing.

EXECUTIVE COMPENSATION

    The following table sets forth the cash and other compensation we paid during the last fiscal year to our chief executive officer, president and other individuals who served as executive officers and whose total compensation was $100,000 or more.

SUMMARY COMPENSATION TABLE

Compensation in 2005

    The annual base salary as of June 30, 2006 and stock options granted to Officers and Directors during the period from inception to June 30, 2006 are set forth in the following table:

	Annual Compensation (1)		Long-Term Compensation Awards
Name and Principal Position	Salary	Cash Paid	Options	Warrants
William Greenberg	$66,000	0	0	0

Pamela Calabrese	$54,000	0	0	0

Mitchell Manoff	0	0	0	0

OPTION GRANTS IN 2005

    None of those persons listed in the previous table were granted options to purchase shares of our common stock during fiscal year 2005.

Employment Agreements

We have entered into three year employment agreements with both Mr. Greenberg and Ms. Calabrese for their services as CEO and CFO respectively. They compensation consists of a base salary of $66,000 and $54,000 respectively and include performance based bonuses with escalations for each successive year in the agreements. Both Mr. Greenberg and Ms. Calabrese have agreed to defer their compensation until the Company has adequate cash-flow to compensate them either from revenue or out of proceeds from a future offering of the Company’s stock.

Employee Stock Plans

    On July 15, 2005, the Board of Directors adopted the Company’s 2005 Compensation Benefit Plan, under which the Company may issue stock, or grant options to employees, consultants, advisors, or other individuals. The total number of shares as to which the Company may issue or grant options under

    The Plan covers one million five hundred thousand (1,500,000) share of Class A common stock. The Company has granted no shares under this plan as of June 30, 2006.

Indemnification

    The Nevada Business Corporation Act provides that we may indemnify our directors, officers, employees and other agents, and persons who serve at our request as directors, officers, employees or other agents of another corporation. Subject to Nevada law, our officers and directors are not personally liable for monetary damages resulting from breaches of their fiduciary duty unless:

•	the officer or director has breached his fiduciary duty of loyalty to us or our shareholders;

•	the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	for any transaction from which the director or officer derived an improper personal benefit.

    Our By-Laws also provide indemnification to our directors, officers, employees and agents, including claims brought under state or Federal Securities laws, to the full extent allowable under Nevada law. We have also entered into indemnification agreements with our directors and executive officer providing, among other things, that we will provide defense cost against any such claims, subject to reimbursement in certain events.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of June 30, 2006, certain information concerning the beneficial ownership of each class of our voting stock held by:

•	each beneficial owner of 5% or more of our voting stock, based on reports filed with the SEC and certain other information;

•	each of our directors;

•	each of our executive officers; and

•	all executive officers and directors as a group.

Name and Address(1)	Amount and Nature of Beneficial Ownership of Common Stock (2)	Percent of Common Stock Ownership (3)
William Greenberg (2)	8,500,000	42%
Pamela Calabrese (2)	1,000,000	4.9%
Mitchell Manoff (2)(4)	804,625	4.6%
Corinthian Holdings(2)(4) Officers and Directors as a Group (one person)	8,500,000	42%

(1)	The address of each director, officer and principal stockholder is c/o Mercury Internet Corporation, 10 East 53rd Street, 22nd Floor, New York, NY 10022.

(2)
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined upon the exercise of options, warrants or convertible securities.

(3)
Each beneficial owner's percentage ownership is determined by assuming that stock options and warrants that are held by that person (but not those held by any other person) and which are exercisable within 60 days from the date on which beneficial ownership is to be determined have been exercised.

(4)	Mitchell Manoff is an officer and director of Corinthian Holdings and is deemed to have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

    There has been no established public trading market for the Company's common stock and, prior to the offering, there were not shares of the Company’s common stock, which would be available for sale in a public trading market. There is no current price quoted for the common stock There can be no assurance that a public trading market for the Company’s common stock will develop or that a public trading market, if develop, will be sustained. The common stock sold pursuant to this prospectus will be freely tradable; however will not be eligible for quotation on the Over the Counter Bulletin Board. Although the Company intends to become eligible for quotation on the Over the Counter Bulletin Board by having a registered broker dealer submit a Form 15c211 with the National Association of Securities Dealers, there can be no assurance as to when the Company’s common stock will be declared eligible for quotation on the OTCBB. In addition, while the Company’s common stock may be eligible for quotation on the “Pink Sheets”, the Company does not intend on pursuing having its common stock listed for quotation on the Pink Sheets. Thus, it is anticipated that there will be little or no market for the Shares until the Company is eligible to have its common stock quoted on the OTCBB and as a result, an investor may find it difficult to dispose of any Shares purchased hereunder.

Number of Shareholders and Total Outstanding Shares

    As of April 30, 2006, there were approximately 75 holders of record of our Class A common stock and approximately 16,362,000 shares issued and outstanding. In addition, as of January 31, 2006, there were approximately 2 holders of our Class B common stock representing 4,000,000 shares outstanding. Each Class B share is convertible into Class A shares of common stock on a one to one basis and each Class B share maintains voting power of twenty to one.

Dividends

    We have paid no dividends on our shares of common stock and we have no current intentions to pay dividends on our shares of common stock in the future. Any future determination to pay cash dividends on our shares of common stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors.

DETERMINATION OF OFFERING PRICE

The offering price for the common stock to be sold in this offering has been determined by our management. The price bears no relation to current income, revenue or other objective financial data.

DESCRIPTION OF SECURITIES

We have summarized below the material provisions of our Articles of Incorporation, Bylaws and other instruments defining the rights of our securities holders. Our summary may not contain all of the information that is important to you. See "Where To Find Additional Information" for information about how to obtain a copy of the documents we refer to in this section.

Authorized Capital Stock

    Under our Articles of Incorporation, we are authorized to issue up to two hundred five million (205,000,000) shares of stock consisting of the following:

    Two hundred million shares of common stock which has been divided up into Class A and Class B.

Class A Common Stock

    Shares of our common stock are not redeemable, do not have any conversion rights and are not subject to call. Holders of shares of our common stock have no preemptive, redemption, conversion or other subscription rights and are entitled to one vote per share on any matter submitted to a vote of our shareholders. Cumulative voting is prohibited in the election of directors. This means that the holders of a majority of the outstanding shares of common stock, voting for the election of directors, can elect all of our directors. In such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of shares of common stock are entitled to receive dividends, if any, as and when declared from time to time by our board of directors, out of legally available funds, but subject to the prior payment of dividends to the holders of any outstanding shares of preferred stock. Subject to the rights of the holders of preferred stock, if any, upon liquidation dissolution or winding up of our affairs, the holders of shares of our common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of all shares of our common stock. The shares of our common stock currently outstanding are validly issued, fully paid and non-assessable.

Class B Common Stock

    A Certificate of Designation was executed on July 10, 2005 authorizing our board of directors to issue up to 20,000,000 shares of Class B common stock, $0.001 par value per share. We may issue the Class B stock. Each Class B share of common stock will have superior voting rights equaling twenty votes for each share. The Class B stock can convert into Class A common stock at the holder’s option on a one for one basis.

Preferred Stock

    The Company has 5,000,000 shares of Preferred Stock authorized. No preferred stock has been issued.

LEGAL MATTERS

    The validity of the issuance of the warrants and common stock offered pursuant to this prospectus is being passed upon for us by Paul Goodman, Esq.

EXPERTS

    Our financial statements from inception through July 31, 2005 were audited by HJ & Associates, LLC independent certified public accountants, as set forth in their report appearing elsewhere in this prospectus and in the registration statement. Our financial statements are included in this prospectus in reliance upon such reports given upon the authority of HJ & Associates, LLC as experts in auditing and accounting.

SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons, we have been informed that in the SEC’s opinion this type of indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless the matter has been settled by controlling precedent in its counsel’s opinion, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

WHERE TO FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 450 5th Street, N.W., Washington, D.C. 20549, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

INDEX TO FINANCIAL INFORMATION

Item	Page

Independent Auditors’ Report	F-2

Balance Sheet as of July 31, 2005	F-3

Statements of Operations and Other Comprehensive Loss
for the period ended July 31, 2005	F-4

Statements of Stockholder's Equity (Deficit)
for the period ended July 31, 2005	F-5

Statements of Cash Flows
for the period ended July 31, 2005	F-6

Notes to the Consolidated Financial Statements for
for the period ended July 31, 2005	F-8

Balance Sheet as of April 30, 2006 (unaudited)	F-

Statements of Operations and Other Comprehensive Loss
for the nine-month period ended April 30, 2006 (unaudited)	F-

Notes to the Consolidated Financial Statements for
for the period ended April 30, 2006	F-

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Mercury Internet Corporation and Subsidiary
(A Development Stage Company)
New York, New York 10222

We have audited the accompanying consolidated balance sheet of Mercury Internet Corporation and Subsidiary (a development stage company) as of July 31, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows from the date of inception on July 1, 2005 through July 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercury Internet Corporation and Subsidiary (a development stage company) as of July 31, 2005, and the results of their operations and their cash flows from the date of inception on July 1, 2005 through July 31, 2005 in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has generated significant losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ & Associates, LLC
Salt Lake City, Utah
January 17, 2006

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Consolidated Balance Sheet

July 31, 2005

ASSETS
CURRENT ASSETS

Cash	$-
Funds held in trust	35,000

Total Current Assets	35,000

TOTAL ASSETS	$35,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable	$-
Accrued expenses	41,959

Total Current Liabilities	41,959

OTHER LIABILITIES

Loan payable	125,000

Total Other Liabilities	125,000

TOTAL LIABILITIES	166,959

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock; 5,000,000 authorized at $0.001 par value	-
Common stock: 200,000,000 shares authorized at $.001
par value, 20,362,000 shares issued and outstanding
Class A, voting, $.001 par value; authorized 180,000,000
shares; issued and outstanding 16,362,000 shares	16,362
Class B, voting, $.001 par value; authorized 20,000,000 shares;
issued and outstanding 4,000,000 shares	4,000
Additional paid in capital	-
Deficit accumulated during the development stage	(152,321)

Total Stockholders’ Equity (Deficit)	(131,959)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$35,000

The accompanying notes are an integral part of these consolidated financial statements.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statement of Operations

From Inception on July 1, 2005 Through July 31, 2005

REVENUE	$-

EXPENSES

Salary expense	30,000
Stock based compensation	20,362
Professional fees	90,000
Rent expense	7,500
Administrative costs	2,500

Total Expenses	150,362

LOSS FROM OPERATIONS	(150,362)

OTHER INCOME (EXPENSES)

Interest income	-
Interest expense	(1,250)
Incorporation expense	(709)

Total Other Income (Expenses)	(1,959)

LOSS BEFORE INCOME TAXES	(152,321)

INCOME TAX EXPENSE	-

NET LOSS	$(152,321)

BASIC LOSS PER SHARE	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	20,362,000

The accompanying notes are an integral part of these consolidated financial statements.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statement of Stockholders' Equity

	Common Stock				Deficit Accumulated During the
	(B)		(A)		Development
	Shares	Amount	Shares	Amount	Stage

Common stock issued for consulting services July 5, 2005 at $0.001per share	-	$-	1,500,000	$1,500	$-

Common stock issued for founders, July 1, 2005 at $0.001 per share	4,000,000	4,000	14,862,000	14,862	-

Net loss for the period from July 1, 2005 to July 31, 2005	-	-	-	-	(152,321)

Balance, July 31, 2005	4,000,000	$4,000	16,362,000	$16,362	$(152,321)

The accompanying notes are an integral part of these consolidated financial statements.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statement of Cash Flows

From Inception on July 1, 2005 Through July 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(152,321)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock issued for services	20,362
Amortization of deferred consulting expense	-
Changes in operating assets and liabilities	-
Increase in accrued interest — related parties	1,250
Increase in accrued expenses	40,709
Increase in accounts payable	-

Net Cash Used by Operating Activities	(90,000)

CASH FLOWS FROM INVESTING ACTIVITIES

Net Cash Used by Investing Activities	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from notes payable - shareholders	90,000
Stock issued for services	-

Net Cash Provided by Financing Activities	90,000

NET INCREASE IN CASH	-

CASH AT BEGINNING OF YEAR	-

CASH AT END OF YEAR	$-

CASH PAID DURING THE PERIOD FOR:

Interest	$-
Income taxes	$-

The accompanying notes are an integral part of these consolidated financial statements.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
July 31, 2005

NOTE 1 - ORGANIZATION AND CORPORATE HISTORY

The Company was incorporated on July 1, 2005, under the name of Mercury Internet Corporation. Since its inception it has not engaged in a significant business activity and is considered to be a development stage company. In July, the Company formed a wholly owned subsidiary Mercury Internet, LLC in the State of New York which shall conduct the business operations of the Company. The primary goal of the Company and its subsidiary is to acquire and manage Search Engine, Search Engine Optimizer (SEO) and related technologies. Mercury Internet, LLC, will operate out of both the New York and Rhode Island offices. All operational personnel will be employed by Mercury Internet, LLC. The articles of incorporation of the Company state that its purpose is to engage in the business of making investments and acquisition of assets, properties and businesses and to engage in any and all other lawful business.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Recognition of Income

The Company recognizes income and expenses on the accrual basis of accounting. The fiscal year of the Company ends on July 31.

b. Basic Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares issued and outstanding during the period of the financial statements as follows:
July 31, 2005

Numerator - (loss)	$(152,321)
Denominator - weighted average number
of shares outstanding	20,362,000

Loss per share	$(0.01)

c. Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
July 31, 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

c. Provision for taxes (Continued)

Net deferred tax asset consists of the following components as of July 31, 2005.

2005

Deferred tax assets	$51,789
NOL Carryover	-

Deferred tax liabilities	-

Valuation allowance	(51,789)

Net deferred tax asset	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ending July 31, 2005 due to the following:

2005

Book Loss	$(59,795)
Accrued compensation	19,641
Valuation allowance	40,154

$-

Operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in the future.

d. Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

e. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
July 31, 2005

NOTE 3 - GOING CONCERN

The financial statements are presented on the basis that the Company is a going concern. A going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company has incurred significant losses from operations, which raise substantial doubt about its ability to continue as a going concern.

Management is presently pursuing additional financing through borrowing and issuing shares to pay for expenses. The ability of the Company to achieve its operating goals and to obtain such additional finances, however, is uncertain. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of these uncertainties.

NOTE 4 - NEWLY ISSUED ACCOUNTING PRONOUNCMENTS

In December 2004 the FASB issued SFAS No. 123R, a revision to SFAS 123 “Accounting for Stock Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R established the accounting treatment for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. SFAS 123R requires the Company to value the share-based compensation based on the classification of the share-based award. If the share-based award is to be classified as a liability, the Company must re-measure the award at each balance sheet date until the award is settled. If the share-based award is to be classified as equity, the Company will measure the value of the share-based award on the date of grant but the award will not be re-measured at each balance sheet date. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18 “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. SFAS 123R is effective for small business issuers as of December 15, 2005. All public companies must use either the modified prospective or modified retrospective transition method. Under the modified prospective method, awards that are granted, modified, or settled after the date of adoption should be measured and accounted for in accordance with SFAS 123R. Unvested equity classified awards that were granted prior to the effective date should continue to be accounted for in accordance to SFAS 123 except that the amounts must be recognized in the statement of operations. Under the modified retrospective method, the previously reported amounts are restated (either to the beginning of the year of adoption or for all periods presented) to reflect SFAS 123 amounts in the statement of operations. Management is in the process of determining the effect SFAS 123R will have upon the Company’s financial position and statement of operations.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
July 31, 2005

NOTE 4 - NEWLY ISSUED ACCOUNTING PRONOUNCMENTS (Continued)

In March 2005, the FASB issued Staff Accounting Bulletin No. 107 (“SAB 107”) which provides additional guidance to the new stock option expensing provisions under SFAS 123(R). SAB 107 acknowledges that fair value estimates cannot predict actual future events and as long as the estimates are made in good faith, they will not be subsequently questioned no matter what the actual outcome. Historical volatility should be measured on an unweighted basis over a period equal to or longer than the expected option term or contractual term, depending on the option-pricing model that is used. Implied volatility is based on the market prices of a company’s traded options or other financial instruments with option-like features, and is derived by entering the market price of the traded option into a closed-form model and solving for the volatility input. SAB 107 provides additional guidance for companies when estimating an option’s expected term. In general, companies are not allowed to consider additional term reduction and the option term cannot be shorter than the vesting period. Companies are permitted to use historical stock option exercise experience to estimate expected term if it represents the best estimate for future exercise patterns. SAB 107 provides that companies should enhance MD&A disclosures related to equity compensation subsequent to adoption of Statement 123(R). SAB 107 provided that companies should provide all disclosures required by Statement 123 (R) in the first 10-Q filed after adoption of the new rules.

In December 2004, the FASB issued Staff Position No. FAS 109-1 (“FAS 109-1”), “Application of FASB Statement No. 109, “Accounting for Income Taxes,” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004 (“AJCA”). The AJCA introduces a special 9% tax deduction on qualified production activities.

In December 2004 the FASB issued SFAS No. 153, “Exchanges of non-monetary Assets - An Amendment of APB Opinion No. 29”. The amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have “commercial substance.” Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The provisions in SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. Companies must apply the standard prospectively. Management is in the process of determining the effect, if any, SFAS No. 153 will have upon the Company’s financial position, results of operations or cash flows.

NOTE 5 - PREFERRED STOCK

    The Company has authorized up to 5,000,000 shares of preferred stock with a par value of $.001 per share. The preferred stock can be issued in various series with varying dividend rates and preferences. At July 31, 2005, there are no issued series or shares of preferred stock.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
July 31, 2005

NOTE 6 - STOCK OPTIONS

FASB Statement 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), which was amended by SFAS No. 148 requires the Company to provide proforma information regarding net income and net income per share as if compensation costs for the Company’s stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimated the fair value of each stock award at the grant date by using the Black-Scholes option pricing model with the following assumptions used for grants during 2003: dividend yield of zero percent, expected volatility of 13.12 percent, risk-free interest rate of 2.625 percent, and expected life of 0.25 years

On July 1, 2005 the Board of Directors of the Company adopted “The 2005 Compensation Benefit Plan, under which the Company may issue stock, or grant options to employees, consultants, advisors, or other individuals. The total number of shares as to which the Company may issue or grant options under this plan is one and one half million (1,500,000). The Company has not granted any shares under this plan.

A summary of the status of the Company’s stock option plan as of July 31, 2005 is presented below:

	Shares	Weighted Average Exercise Price

Outstanding, July 1, 2005	-	$-

Granted
Canceled/Expired	-	$-
Exercised	-	$-

Outstanding, July 31, 2005	-

Exercisable, July 31, 2005	-

NOTE 7 -  CAPITAL STOCK

Voting Rights, Common Stock Options and Earnings Per Common Share

Class A common stockholders are entitled to one vote per share and Class B common stockholders are entitled to twenty votes per share.

The earnings per common share were computed on the weighted-average number of shares outstanding.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
July 31, 2005

NOTE 8 -  RELATED PARTY TRANSACTIONS

The Company received a loan from Corinthian Holdings, LLC in the amount of $125,000 with interest at 12% which is accruing and will be paid upon maturity. The funds were used in connections with this offering and the development of the Company. The Company has also received a Credit Line from Corinthian Holdings, LLC in the amount of $1,500,000 for the exclusive purpose to acquire technologies and technology companies. The Credit Line is secured by the Company’s assets. To date, the Company has not drawn down on the Credit Line.

A director of the Company is also an officer and director of Corinthian Holdings, LLC. Corinthian Holdings, LLC is the majority shareholder in the Company and does maintain voting control of the Company.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Consolidated Balance Sheet
(Unaudited)

ASSETS

Nine Months Ended
April 30, 2006
CURRENT ASSETS

Cash	$13,388
Funds held in trust	7,000

Total Current Assets	20,388

TOTAL ASSETS	$20,388

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES

Rent payable	$21,000
Accrued administrative fees	12,079
Accrued salaries	120,000
Accrued incorporation fees	877

Total Current Liabilities	153,956

OTHER LIABILITIES

Loan payable	155,000
Interest payable	7,563

Total Other Liabilities	162,563

Total Liabilities	316,519

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock; 5,000,000 authorized at $0.001 par value	—
Common stock: 200,000,000 shares authorized at $.001 par value, 20,362,000 shares issued and outstanding
Class A, voting, $.001 par value; authorized 180,000,000 shares; issued and outstanding 16,362,000 shares	16,362
Class B, voting, $.001 par value; authorized 20,000,000 shares; issued and outstanding 4,000,000 shares	4,000
Additional paid in capital	—
Deficit accumulated during the development stage	(316,493)

Total Stockholders’ Equity (Deficit)	(296,131)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$20,388

The accompanying notes are an integral part of these consolidated financial statements.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended April 30, 2006	From Inception on April 1, 2005 Through April 30, 2006

REVENUE	$—	$—

EXPENSES	—	—

Salary	90,000	120,000
Rent expense	13,500	21,000
Interest expense	21,313	22,563
Professional fees	33,184	143,547
Administrative costs	6,175	9,383

Total Expenses	164,172	316,493

NET LOSS	$(164,172)	$(316,493)

BASIC LOSS PER SHARE	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	20,362,000

The accompanying notes are an integral part of these consolidated financial statements.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended April 30, 2006	From Inception on April 1, 2005 Through April 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(164,172)	$(316,493)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock issued for services		20,362
Changes in operating assets and liabilities:
Funds held in trust	28,000	(7,000)
Accounts payable	113,247	153,956
Accrued interest payable	6,313	7,563

Net Cash Used by Operating Activities	(16,612)	(141,612)

CASH FLOWS FROM INVESTING ACTIVITIES

Net Cash Used by Investing Activities	—	—

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from notes payable	155,000	280,000
Payments on notes payable	(125,000)	(125,000)

Net Cash Provided by Financing Activities	30,000	155,000

INCREASE IN CASH	13,388	13,388

CASH AT BEGINNING OF PERIOD

CASH AT END OF PERIOD	$13,388	$13,388

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES

CASH PAID FOR:

Interest	$15,000	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
April 30, 2006

NOTE 1 - ORGANIZATION AND CORPORATE HISTORY

The Company was incorporated on April 1, 2005, under the name of Mercury Internet Corporation. Since its inception it has not engaged in a significant business activity and is considered to be a development stage company. In July, the Company formed a wholly owned subsidiary Mercury Internet, LLC in the State of New York which shall conduct the business operations of the Company. The primary goal of the Company and its subsidiary is to acquire and manage Search Engine, Search Engine Optimizer (SEO) and related technologies. Mercury Internet, LLC, will operate out of both the New York and Rhode Island offices. All operational personnel will be employed by Mercury Internet, LLC. The articles of incorporation of the Company state that its purpose is to engage in the business of making investments and acquisition of assets, properties and businesses and to engage in any and all other lawful business.

NOTE 2 - BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim condensed financial statements include normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed financial statements be read in conjunction with the Company’s July 31, 2005 audited financial statements and notes thereto. Operating results for the nine months ended April 30, 2006 are not necessarily indicative of the results that may be expected for the year ending July 31, 2006.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Recognition of Income

    The Company recognizes income and expenses on the accrual basis of accounting. The fiscal year of the Company ends on July 31.

b. Basic Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares issued and outstanding during the period of the financial statements as follows:

April 30, 2006

Numerator - (loss)	$(164,172)
Denominator - weighted average number of
shares outstanding	20,362,000

Loss per share	$(0.01)

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
April 30, 2006

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

c. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 4 - GOING CONCERN

The financial statements are presented on the basis that the Company is a going concern. A going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company has incurred significant losses from operations, which raise substantial doubt about its ability to continue as a going concern.

Management is presently pursuing additional financing through borrowing and issuing shares to pay for expenses. The ability of the Company to achieve its operating goals and to obtain such additional finances, however, is uncertain. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of these uncertainties.

NOTE 5 - NEWLY ISSUED ACCOUNTING PRONOUNCMENTS

In December 2004 the FASB issued SFAS No. 123R, a revision to SFAS 123 “Accounting for Stock Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R established the accounting treatment for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. SFAS 123R requires the Company to value the share-based compensation based on the classification of the share-based award. If the share-based award is to be classified as a liability, the Company must re-measure the award at each balance sheet date until the award is settled. If the share-based award is to be classified as equity, the Company will measure the value of the share-based award on the date of grant but the award will not be re-measured at each balance sheet date. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18 “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. SFAS 123R is effective for small business issuers as of December 15, 2005. All public companies must use either the modified prospective or modified retrospective transition method. Under the modified prospective method, awards that are granted, modified, or settled after the date of adoption should be measured and accounted for in accordance with SFAS 123R. Unvested equity classified awards that were granted prior to the effective date should continue to be accounted for in accordance to SFAS 123 except that the amounts must be recognized in the statement of operations. Under the modified retrospective method, the previously reported amounts are restated (either to the beginning of the year of adoption or for all periods presented) to reflect SFAS 123 amounts in the statement of operations. Management is in the process of determining the effect SFAS 123R will have upon the Company’s financial position and statement of operations.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
April 30, 2006

NOTE 5 - NEWLY ISSUED ACCOUNTING PRONOUNCMENTS (Continued)

In March 2005, the FASB issued Staff Accounting Bulletin No. 107 (“SAB 107”) which provides additional guidance to the new stock option expensing provisions under SFAS 123(R). SAB 107 acknowledges that fair value estimates cannot predict actual future events and as long as the estimates are made in good faith, they will not be subsequently questioned no matter what the actual outcome. Historical volatility should be measured on an unweighted basis over a period equal to or longer than the expected option term or contractual term, depending on the option-pricing model that is used. Implied volatility is based on the market prices of a company’s traded options or other financial instruments with option-like features, and is derived by entering the market price of the traded option into a closed-form model and solving for the volatility input. SAB 107 provides additional guidance for companies when estimating an option’s expected term. In general, companies are not allowed to consider additional term reduction and the option term cannot be shorter than the vesting period. Companies are permitted to use historical stock option exercise experience to estimate expected term if it represents the best estimate for future exercise patterns. SAB 107 provides that companies should enhance MD&A disclosures related to equity compensation subsequent to adoption of Statement 123(R). SAB 107 provided that companies should provide all disclosures required by Statement 123 (R) in the first 10-Q filed after adoption of the new rules.

In December 2004, the FASB issued Staff Position No. FAS 109-1 (“FAS 109-1”), “Application of FASB Statement No. 109, “Accounting for Income Taxes,” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004 (“AJCA”). The AJCA introduces a special 9% tax deduction on qualified production activities.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
April 30, 2006

NOTE 5 - NEWLY ISSUED ACCOUNTING PRONOUNCMENTS (Continued)

In December 2004 the FASB issued SFAS No. 153, “Exchanges of non-monetary Assets - An Amendment of APB Opinion No. 29”. The amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have “commercial substance.” Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The provisions in SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. Companies must apply the standard prospectively. Management is in the process of determining the effect, if any, SFAS No. 153 will have upon the Company’s financial position, results of operations or cash flows.

NOTE 6 - PREFERRED STOCK

The Company has authorized up to 5,000,000 shares of preferred stock with a par value of $.001 per share. The preferred stock can be issued in various series with varying dividend rates and preferences. At April 30, 2006, there are no issued series or shares of preferred stock.

NOTE 7 - STOCK OPTIONS

FASB Statement 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), which was amended by SFAS No. 148 requires the Company to provide proforma information regarding net income and net income per share as if compensation costs for the Company’s stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimated the fair value of each stock award at the grant date by using the Black-Scholes option pricing model with the following assumptions used for grants during 2003: dividend yield of zero percent, expected volatility of 13.12 percent, risk-free interest rate of 2.625 percent, and expected life of 0.25 years

On July 1, 2005 the Board of Directors of the Company adopted “The 2005 Compensation Benefit Plan, under which the Company may issue stock, or grant options to employees, consultants, advisors, or other individuals. The total number of shares as to which the Company may issue or grant options under this plan is one and one half million (1,500,000). The Company has not granted any shares under this plan.

MERCURY INTERNET CORPORATION AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
April 30, 2006

NOTE 7 - STOCK OPTIONS (Continued)

A summary of the status of the Company’s stock option plan as of April 30, 2006 is presented below:

	Shares	Weighted Average Exercise
Price
Outstanding, July 31, 2005

Granted	—	$—
Canceled/Expired	—	—
Exercised	—	—

Outstanding, April 30, 2006	—

Exercisable, April 30, 2006	—

NOTE 8 -  CAPITAL STOCK

Voting Rights, Common Stock Options and Earnings Per Common Share

Class A common stockholders are entitled to one vote per share and Class B common stockholders are entitled to twenty votes per share.

The earnings per common share were computed on the weighted-average number of shares outstanding.

NOTE 9 -  RELATED PARTY TRANSACTIONS

The Company received a loan from Corinthian Holdings, LLC in the amount of $155,000 with interest at 12% which is accruing and will be paid upon maturity. The funds were used in connection with this offering and the development of the Company. The Company has also received a Credit Line from Corinthian Holdings, LLC in the amount of $1,500,000 for the exclusive purpose to acquire technologies and technology companies. The Credit Line is secured by the Company’s assets. To date, the Company has not drawn down on the Credit Line.

A director of the Company is also an officer and director of Corinthian Holdings, LLC. Corinthian Holdings, LLC is the majority shareholder in the Company and does maintain voting control of the Company.

Item 25. Other Expenses of Issuance and Distribution.

    The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Filing Fee -- Securities and Exchange Commission	$300.00
Fees and Expenses of Accountants	10,000.00
Fees and Expenses of Counsel	45,000.00
Printing Expenses	1,000.00
Miscellaneous Expenses	2,500.00

Total	$58,800.00

Item 26. Recent Sales of Unregistered Securities.

    On April 1, 2005, Registrant sold 8,500,000 shares of restricted common stock to William Greenberg, the founder of the Company at a price of $.001 per share. The Company also sold 8,562,475 shares of restricted common stock to Corinthian Holdings, LLC, a founder of the company at $.001 per share, 1,000,000 shares of restricted common stock to Pamela Calabrese, a founder of the Company at $.001 per share and 804,625 shares of restricted common stock to Mitchell Manoff, a founder of the company at $.001 per share.

    Each of the sales listed above was made either for cash or for services. Sales for which the consideration was services were made in reliance upon the exemption from registration provided by Rule 701 adopted pursuant to Section 3(b) of the Securities Act of 1933. Sales for which the consideration was cash were made in reliance upon the exemption from registration offered by Section 4(2) of the Securities Act of 1933. The persons who acquired shares for services, and the Subscription Agreement and Investment Representations executed by persons who acquired shares for cash, and based upon the pre-existing relationship between the cash subscribers and the Company's officers and directors, the Company had reasonable grounds to believe immediately prior to making an offer to the private investors, and did in fact believe, when such subscriptions were accepted, that such purchasers (1) were purchasing for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. The purchasers had access to pertinent information enabling them to ask informed questions. The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in the Company's transfer records. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

    On July 1, 2005, Registrant sold 750,000 shares of restricted common stock to Statis Equities, LLC and RJB Consulting, Inc. for consulting services.

    Each of the sales listed above were made in reliance upon the exemption from registration offered by Section 4(2) of the Securities Act of 1933. The Company had reasonable grounds to believe immediately prior to making an offer to such entities, and did in fact believe, when such subscriptions were accepted, that such entities (1) were purchasing for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. The purchasers had access to pertinent information enabling them to ask informed questions. The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in the Company's transfer records. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

Item 27. Exhibits

Exhibit Number	Document
3.1	Articles of Incorporation of MERCURY INTERNET CORPORATION
3.2	By-laws
3.3	Agreement with Corinthian Partners
3.4	Credit Line Agreement
5.1	Legal Opinion of Paul Goodman, Esq.
23	Consent of HJ & Associates, LLC

Item 28. Undertakings

The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any additional or changed material information on the plan of distribution.

    2. That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on the 25th the day of July, 2006.

MERCURY INTERNET CORPORATION a Nevada corporation (Registrant)

By:	/s/ William Greenberg
Chief Executive Officer

EXHIBIT INDEX

3.1	Articles of Incorporation of MERCURY INTERNET CORPORATION
3.2	By-laws
3.3 3.4	Agreement with Corinthian Partners Credit Line Agreement
5.1	Legal Opinion of Paul Goodman, Esq.
23	Consent of HJ & Associates, LLC